UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2005
TRIZEC PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL		60606
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(312) 798-6000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     On August 4, 2005, the Company filed a Current Report on Form 8-K under Item 4.02 to report that its management, in consultation with the Audit Committee of the Board of Directors of the Company, had concluded on July 29, 2005 that the Company’s unaudited quarterly financial statements for the three months ended March 31, 2004, June 30, 2004 and September 30, 2004 included in the Company’s previously filed Quarterly Reports on Form 10-Q for each of such periods should no longer be relied upon due to an error in the classification between cash flows from operating and investing activities in the unaudited consolidated statements of cash flows related to the change in escrows and restricted cash. In that Form 8-K, the Company discussed its plan to restate the unaudited consolidated statements of cash flows for the three months ended March 31, 2004, six months ended June 30, 2004 and nine months ended September 30, 2004 to correct the error and indicated that its management had undertaken to assess whether such restatements were a result of a material weakness in the Company’s internal control over financial reporting which would require a revision to the Company’s previous assessment of the effectiveness of its internal control over financial reporting.
     As part of this assessment, management of the Company examined the processes over the preparation and review of the statement of cash flows and has concluded that the internal controls over these processes were effective and that the restatements were not due to a material weakness in the Company’s internal control over financial reporting. As a result, such restatements do not require a change to the Company’s previously issued report on the effectiveness of its internal control over financial reporting. Management of the Company has discussed this conclusion with the Audit Committee and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.
Date: August 9, 2005	By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President and Chief Executive Officer